TREDEGAR REPORTS SECOND-QUARTER 2016 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--August 2, 2016--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported second quarter financial results for the three and six month periods ended June 30, 2016.
Second quarter 2016 net income was $3.4 million ($0.10 per share) compared with net income of $0.6 million ($0.02 per share) in the second quarter of 2015. Net income from ongoing operations, which excludes the special items shown in the table below, was $4.4 million ($0.13 per share) in the second quarter of 2016 and $3.2 million ($0.10 per share) in the second quarter of 2015. A reconciliation of net income, a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three and six months ended June 30, 2016 and 2015, is shown below:

(in millions, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income as reported under GAAP	$3.4	$0.6	$10.7	$10.5
After-tax effects of:
Losses associated with plant shutdowns, asset impairments and restructurings	0.9	0.2	1.6	0.1
(Gains) losses from sale of assets and other	0.1	2.4	(0.4)	2.2
Net income from ongoing operations *	$4.4	$3.2	$11.9	$12.8

Earnings per share as reported under GAAP (diluted)	$0.10	$0.02	$0.33	$0.32
After-tax effects per diluted share of:
Losses associated with plant shutdowns, asset impairments and restructurings	0.03	0.01	0.05	—
(Gains) losses from sale of assets and other	—	0.07	(0.01)	0.07
Earnings per share from ongoing operations (diluted) *	$0.13	$0.10	$0.37	$0.39
* See Notes to the Financial Tables in this press release for further details regarding the special items that reconcile net income to net income from ongoing operations and earnings per share to earnings per share from ongoing operations.

Highlights for the second quarter include:

•	Operating profit from ongoing operations for PE Films of $4.3 million was $5.0 million lower than the second quarter of 2015

•	Reduction in operating loss from ongoing operations for Flexible Packaging Films by $2.2 million

•	Operating profit from ongoing operations for Bonnell Aluminum of $10.9 million was $2.6 million higher than the second quarter of 2015

John D. Gottwald, Tredegar’s president and chief executive officer, said: “Normally my quarterly earnings release quotes are limited to providing color to the various business units’ performance. There is one issue that requires special comment this quarter. Our aluminum extrusion plant in Newnan, Georgia, experienced a very significant explosion on June 29. Five employees were injured, one of whom remains in the hospital. Our thoughts remain with him and his family. We are proud of the company’s track record of improving safety to levels superior to industry standards and very committed to taking all prudent steps to minimize the risk of a recurrence of this type of event.”
Mr. Gottwald continued, “Second quarter results, while better than the second quarter of 2015, were disappointing. In PE Films, profits were down largely due to lower surface protection volume from a slowdown in the market for products with flat screen displays, which we expect to continue to the end of this year. In addition, previously disclosed business lost and product transitions in our personal care business continue to affect comparisons to prior periods. As I discussed at the annual meeting in May, our efforts to improve sales and profits in PE Films are focused on customer relations, new product launches and R&D.”
“Terphane losses improved over last year, and results will continue to be volatile until the business environment improves.”
Mr. Gottwald added, “Finally, I would like to express my appreciation to the Bonnell team for their admirable response to the Newnan incident, as well as their continued focus on performing at a very high level.”
OPERATIONS REVIEW
PE Films
PE Films is comprised of personal care materials, surface protection films, polyethylene overwrap films and films for other markets. A summary of second-quarter and year-to-date operating results from ongoing operations for PE Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	June 30,			June 30,
	2016	2015		2016	2015
Sales volume (lbs)	34,574	38,797	(10.9)%	72,460	81,843	(11.5)%
Net sales	$80,813	$91,959	(12.1)%	$169,295	$198,316	(14.6)%
Operating profit from ongoing operations	$4,318	$9,272	(53.4)%	$14,553	$26,104	(44.2)%
Second-Quarter Results vs. Prior Year Second Quarter Results
Net sales (sales less freight) in the second quarter of 2016 decreased by $11.1 million versus 2015 primarily due to:

•	The loss of business with PE Films’ largest customer related to various product transitions in personal care materials ($4.9 million);

•	Additional loss of business for the remaining portion of personal care materials and within polyethylene overwrap films ($1.6 million);

•
A decline in volume in surface protection films ($3.8 million) that is believed to be primarily the result of lower consumer demand for products with flat panel displays, resulting in lower capacity utilization by component manufacturers in the supply chain; and

•	The unfavorable impact from the change in the U.S. dollar value of currencies for operations outside of the U.S. ($1.1 million).
As noted above, current year sales volume has declined in part due to the wind down of shipments for certain personal care materials related to various previously announced known product transitions and business lost, primarily with PE Films’ largest customer. In addition, efforts to consolidate domestic manufacturing facilities in PE Films commenced in the third quarter of 2015 (“North American facility consolidation”). This restructuring project is not expected to be completed until the middle of 2017, and once complete, annual pre-tax cash cost savings are expected to be approximately $5-6 million on cash-related expenditures. Exit costs are expected to be approximately $17 million. The table below summarizes the pro forma operating profit from ongoing operations for the second quarters of 2016 and 2015, had the impact of the events noted above been fully realized:

	Three Months Ended June 30,
(In Thousands)	2016	2015
Operating profit from ongoing operations, as reported	$4,318	$9,272
Contribution to operating profit from ongoing operations associated with known product transitions & other losses before restructurings & fixed costs reduction	1,065	2,658
Operating profit from ongoing operations net of the impact of known business that will be fully eliminated in future periods	3,253	6,614
Estimated future benefit of North American facility consolidation	1,300	1,300
Pro forma estimated operating profit from ongoing operations	$4,553	$7,914
Net sales associated with known lost business and product transitions that have yet to be fully eliminated were $2.9 million and $9.3 million in the second quarters of 2016 and 2015, respectively.
Net of the impact of known lost business and product transitions, pro forma estimated operating profit from ongoing operations in the second quarter of 2016 decreased by $3.4 million versus the second quarter of 2015. The change can be primarily attributed to:

•	Lower contribution to profits from surface protection films of $2.8 million, primarily due to lower volume, sales mix changes and lower productivity (see additional commentary below);

•	The unfavorable impact of the lower volume from the remaining portion of personal care materials and within polyethylene overwrap films of $0.8 million;

•	Higher research and development (“R&D”) expenses to support new product opportunities partially offset by lower general, sales and administrative expenses ($0.8 million); and

•	The favorable lag in the pass-through of average resin costs in the second quarter of 2016 versus 2015 of $1.0 million;
The surface protection operating segment of the PE Films reporting segment supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation process and then discarded.  In the first half of 2016, the Company believes that the decline in sales volume for surface protection films was largely due to a decline in consumer demand for products using displays, including LCD TVs, notebooks, tablets and smartphones, which we expect to continue to the end of this year.
The Company believes that, over the next few years, there is an increased risk that a portion of its film used in surface protection applications will be made obsolete by possible future customer product transitions to less costly alternative processes or materials. The Company estimates on a preliminary basis that the annual adverse impact on ongoing operating profit from customer shifts to alternative processes or materials in surface protection is in the range of up to $5 to $10 million. Given the technological and commercial complexity involved in bringing these alternative processes and materials to market, the Company is very uncertain as to the timing and ultimate amount of the possible transitions, although the Company expects to see certain impacts in the second half of this year. In response, the Company is aggressively pursuing new surface protection products, applications and customers.
The Company’s previously announced anticipated product transition in its personal care business, which was expected to occur after 2017, is now projected to occur after 2018. The estimated annual adverse impact on ongoing operating profit from this additional product transition remains unchanged at $10 million.
Amounts estimated for the expected impact on future profits of lost business and product transitions are provided on a stand-alone basis and do not include any potential offsets such as sales growth and cost reductions.
The Company expects to increase R&D spending in 2016 in PE Films by approximately $5 million compared with 2015, with a focus on developing materials that improve cost and performance for customers.

Year-To-Date Results vs. Prior Year Year-To-Date Results
Net sales in the first six months of 2016 decreased by $29.0 million versus 2015 primarily due to:

•	The loss of business with PE Films’ largest customer related to various product transitions in personal care materials ($10.9 million);

•	Additional loss of business for the remaining portion of personal care materials and within polyethylene overwrap films ($5.2 million);

•
A decline in volume in surface protection films ($6.4 million) that is believed to be the result of lower consumer demand for products with flat panel display screens in comparison to strong demand in the first six months of 2015, resulting in lower capacity utilization and inventory corrections by manufacturers in the supply chain; and

•	The unfavorable impact from the change in the U.S. dollar value of currencies for operations outside of the U.S. ($3.8 million).
Consistent with the pro forma information provided for second quarter operating results, the table below summarizes the pro forma operating results for the first six months of 2016 and 2015 had the impact of various known product transitions and lost business and efforts to consolidate domestic PE Films manufacturing facilities been fully realized:

	Six Months Ended June 30,
(In Thousands)	2016	2015
Operating profit from ongoing operations, as reported	$14,553	$26,104
Contribution to operating profit from ongoing operations associated with known product transitions & other losses before restructurings & fixed costs reduction	2,607	7,610
Operating profit from ongoing operations net of the impact of known business that will be fully eliminated in future periods	11,946	18,494
Estimated future benefit of North American facility consolidation	2,600	2,600
Pro forma estimated operating profit from ongoing operations	$14,546	$21,094
Net sales associated with known lost business and product transitions that have yet to be fully eliminated were $7.6 million and $23.7 million in the first six months of 2016 and 2015, respectively.
Net of the impact of known lost business and product transitions, pro forma estimated operating profit from ongoing operations in the first six months of 2016 decreased by $6.5 million versus the first six months of 2015. The decrease can be primarily attributed to:

•	Lower contribution to profits from surface protection films of $4.0 million, primarily due to lower volume and sales mix changes;

•	The unfavorable impact of the lower volume from the remainder of personal care materials and within polyethylene overwrap films of $0.7 million;

•	The unfavorable lag in the pass-through of average resin costs in the first six months of 2016 versus 2015 of $1.1 million; and

•	Higher research and development expenses of $2.4 million to support new product opportunities offset by lower general, sales and administrative expenses of $1.4 million.

Capital Expenditures, Depreciation & Amortization
Capital expenditures in PE Films were $13.9 million in the first six months of 2016 compared to $7.7 million in the first six months of 2015. PE Films currently estimates that total capital expenditures in 2016 will be $30 million, including approximately $10 million for routine capital expenditures required to support operations. Capital spending for strategic projects in 2016 includes expansion of elastics capacity in Europe, expansion of surface protection films capacity in China, the North American facility consolidation and added capacity for the production of a new topsheet for feminine hygiene products. Depreciation expense was $6.6 million in the first six months of 2016 and $7.8 million in the first six months of 2015. Depreciation expense is projected to be $14 million in 2016. Amortization expense was $57,000 in the first six months of 2016 and $69,000 in the first six months of 2015, and is projected to be $0.1 million in 2016.
Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of operating results from ongoing operations for the second quarter and year-to-date 2016 and 2015 for Terphane is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	June 30,			June 30,
	2016	2015		2016	2015
Sales volume (lbs)	22,355	17,816	25.5%	43,017	37,473	14.8%
Net sales	$27,207	$23,340	16.6%	$53,585	$50,184	6.8%
Operating profit (loss) from ongoing operations	$(942)	$(3,094)	NM	$1,090	$(2,309)	NM
Second-Quarter Results vs. Prior Year Second Quarter Results
Sales volume improved by 25.5% from the second quarter of 2015 to the second quarter of 2016 primarily due to improved market conditions in 2016 versus 2015. Net sales in the second quarter of 2016 increased 16.6% versus the second quarter of 2015 primarily due to the increase in sales volume offset by lower pricing as a result of lower raw material prices and an unfavorable mix.

Operating loss from ongoing operations in the second quarter of 2016 versus the second quarter of 2015 improved by $2.2 million, primarily due to:

•	Higher volume ($1.9 million), operating efficiencies ($0.3 million) and lower other costs and expenses ($0.5 million);

•	The estimated lag in the pass-through of lower raw material costs of $0.2 million in the second quarter of 2016 (none in the second quarter of 2015); and

•	Foreign currency transaction losses of $1.6 million in the second quarter of 2016 versus $0.4 million in the second quarter of 2015, associated with U.S. dollar denominated export sales in Brazil.
The Company expects Terphane’s future operating results to continue to be volatile until the Brazilian business environment in which it operates improves.
Year-To-Date Results vs. Prior Year Year-To-Date Results
Sales volume improved by 14.8% from the first six months of 2015 to the first six months of 2016 primarily due to improved market conditions in the second quarter of 2016 versus 2015. Net sales in the first six months of 2016 increased 6.8% versus the first six months of 2015 primarily due to the increase in sales volume offset by lower pricing as a result of lower raw material prices and an unfavorable mix.

Operating profit from ongoing operations in the first six months of 2016 was $1.1 million versus an operating loss from ongoing operations of $2.3 million the first six months of 2015 due to the following:

•	Higher volume ($2.3 million) and operating efficiencies ($1.1 million);

•	The estimated lag in the pass through of lower raw material costs of $1.2 million in the first six months of 2016 (none in the first six months of 2015);

•	Lower depreciation and amortization costs ($0.7 million) and other costs and expenses ($2.5 million); and

•
Foreign currency transaction losses of $3.3 million in the first six months of 2016 versus foreign currency transaction gains of $1.4 million in the first six months of 2015, associated with U.S. dollar denominated export sales in Brazil.

Capital Expenditures, Depreciation & Amortization
Capital expenditures in Terphane were $1.2 million in the first six months of 2016 compared to $1.4 million in the first six months of 2015. Terphane currently estimates that total capital expenditures in 2016 will be $5 million, including $3 million for routine capital expenditures required to support operations. Depreciation expense was $3.1 million in the first six months of 2016 and $3.7 million in the first six months of 2015. Depreciation expense is projected to be $6 million in 2016. Amortization expense was $1.4 million in the first six months of 2016 and $1.5 million in the first six months of 2015, and is projected to be $3 million in 2016.
Aluminum Extrusions
Aluminum Extrusions, which is also referred to as Bonnell Aluminum, produces high-quality, soft-alloy and medium-strength aluminum extrusions primarily for building and construction, automotive, consumer durables, machinery and equipment, electrical and distribution markets. A summary of second-quarter and year-to-date results from ongoing operations for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	June 30,			June 30,
	2016	2015		2016	2015
Sales volume (lbs)	44,855	42,919	4.5%	86,323	82,373	4.8%
Net sales	$93,447	$98,203	(4.8)%	$178,920	$191,848	(6.7)%
Operating profit from ongoing operations	$10,859	$8,299	30.8%	$18,359	$13,591	35.1%
Second-Quarter Results vs. Prior Year Second Quarter Results
Net sales in the second quarter of 2016 decreased versus 2015 primarily due to a decrease in average selling prices, partially offset by higher sales volume. Higher sales volume, primarily in the nonresidential building and construction and automotive markets, had a favorable impact of $4.0 million in the second quarter of 2016 versus the second quarter of 2015. Lower average selling prices, which had an unfavorable impact on net sales of $8.1 million, can be primarily attributed to a decrease in aluminum market prices, which dropped from an average of $0.98/lb during the second quarter of 2015 to $0.79/lb in the second quarter of 2016.
Operating profit from ongoing operations in the second quarter of 2016 increased in comparison to the second quarter of 2015 by $2.6 million as a result of the following:

•	The favorable impact of higher volume ($0.8 million) and higher marginal pricing (selling price increase excluding the effect of the drop in aluminum market prices) ($1.1 million);

•
Lower freight and utilities costs of $0.7 million in 2016 driven by a decline in energy prices and operational efficiencies of $0.3 million, offset by inflationary cost increases to supplies and wages ($0.5 million); and

•	Lower project expenses versus second quarter of 2015 related to anodizing capacity expansion ($0.2 million).
Year-To-Date Results vs. Prior Year Year-To-Date Results
Net sales in the first six months of 2016 decreased versus 2015 primarily due to a decrease in average selling prices, partially offset by higher sales volume. Higher sales volume, primarily in the nonresidential building and construction and automotive markets, had a favorable impact of $7.6 million in the first six months of 2016 versus the first six months of 2015. Lower average selling prices, which had an unfavorable impact on net sales of $20.1 million, can be primarily attributed to a decrease in average aluminum market prices.
Operating profit from ongoing operations in the first six months of 2016 increased in comparison to the first six months of 2015 by $4.8 million as a result of the following:

•	The favorable impact of higher volume ($1.4 million) and higher marginal pricing (selling price increase excluding the effect of the drop in aluminum market prices) ($1.0 million);

•	Lower freight and utilities costs of $1.5 million in 2016 driven by a decline in energy prices; and

•	Lower project expenses versus first six months of 2015 related to anodizing capacity expansion ($0.7 million).
Cast House Explosion
On June 29, 2016, the Bonnell Aluminum plant in Newnan, Georgia suffered an explosion in the casting department resulting in injuries to five employees, one seriously. The explosion caused significant damage to the cast house and equipment. After assuring the health and safety of employees, production in the extrusion and finishing areas of the plant resumed on June 30, 2016. The cause of the incident is still under investigation. The Company is evaluating various options for the repairs and/or replacement of the building and casting equipment and the timing for that work. The Newnan plant is now sourcing raw materials for its extrusion process from other Bonnell plants and from third party vendors.
Bonnell Aluminum has various forms of insurance to cover losses in the event of such incidents. These policies cover damage to buildings and equipment, third party claims as well as business interruption and additional expenses incurred as a result of the explosion. The Company is currently assessing the potential future liability related to this incident but, due to the timing of the incident at the end of the second quarter of 2016, uncertainties remain regarding the impairment of assets and future liabilities. The Company assessed the range of possible future liabilities and recorded its current best estimate. No receivable has been recorded for insurance recoveries and no asset impairments have been recorded, but an accrual of $0.6 million was recorded as of June 30, 2016 (included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the Condensed Consolidated Statement of Income).
Capital Expenditures, Depreciation & Amortization
Capital expenditures for Bonnell Aluminum were $3.6 million in the first six months of 2016 compared to $5.3 million in the first six months of 2015. Capital expenditures are projected to total $22 million in 2016, which includes $5 million for routine capital expenditures required to support operations and $14 million of a total $18 million expected to add extrusions capacity at the Niles, Michigan, facility. At this point projections of capital expenditures for Bonnell Aluminum assume that the damage caused by the cast house explosion will be repaired and replaced on a like-kind basis covered by insurance and not requiring additional capital expenditures. Capital expenditure projections related to this matter will be revised if necessary once an option has been selected. Bonnell Aluminum’s average capacity utilization remains in excess of 90% due to the increased demand, primarily from the nonresidential building and construction sector. Depreciation expense was $4.1 million in the first six months of 2016 compared to $4.3 million in the first six months of 2015, and is projected to be $8 million in 2016. Amortization expense was $0.5 million in the first six months of 2016 and $0.5 million in the first six months of 2015, and is projected to be $1 million in 2016.

Corporate Expenses, Interest, Taxes & Other
Pension expense was $5.7 million in the first six months of 2016, a favorable change of $0.5 million from the first six months of 2015. Most of the impact on earnings from pension expense is reflected in “Corporate expenses, net” in the Net Sales and Operating Profit by Segment table. Pension expense is projected to be $11.3 million in 2016. Corporate expenses, net, decreased in 2016 versus 2015. Expenses in the prior year included severance and other employee-related charges of $3.9 million associated with the resignations of the Company’s former chief executive and chief financial officers in the second quarter of 2015. Higher business development costs of $0.4 million in 2016 were offset by the lower pension expense.
Interest expense was $2.0 million in the first six months of 2016 in comparison to $1.8 million in the first six months of 2015. Interest expense in 2016 included the write off of $0.2 million in unamortized loan fees from the credit facility that was refinanced in the first quarter of 2016.
The effective tax rate used to compute income taxes from continuing operations in the first six months of 2016 was 29.8% compared to 35.2% in the first six months of 2015. The effective tax rate from ongoing operations comparable to the introductory earnings reconciliation table was 32.1% for the first six months of 2016 versus 36.9% in 2015. An explanation of significant differences between the estimated effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2016 and 2015 will be provided in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 (the “Form 10-Q”).
CAPITAL STRUCTURE
Total debt was $94.0 million at June 30, 2016, compared to $104.0 million at December 31, 2015. Net debt (debt in excess of cash and cash equivalents) was $66.5 million at June 30, 2016, compared to $59.8 million at December 31, 2015. Net debt is a financial measure that is not calculated or presented in accordance with GAAP. See Note (d) in the Notes to the Financial Tables for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following: we have an underfunded defined benefit (pension) plan to which we will be required to make contributions; our performance is influenced by costs incurred by our operating companies, including, for example, the cost of raw materials and energy; our substantial international operations subject us to risks of doing business in countries outside the U.S., which could adversely affect our consolidated financial condition, results of operations and cash flows; we may not be able to successfully identify, complete or integrate strategic acquisitions; acquired businesses, may not achieve the levels of revenue, profit, productivity, or otherwise perform as we expect; acquisitions involve special risks, including without limitation, diversion of management’s time and attention from our existing businesses, the potential assumption of unanticipated liabilities and contingencies and potential difficulties in integrating acquired businesses and achieving anticipated operational improvements; PE Films is highly dependent on sales associated with its top five customers, the largest of which is The Procter & Gamble Company, and the loss or significant reduction of sales associated with one or more of these customers could have a material adverse effect on our business; growth of PE Films depends on its ability to develop and deliver new products at competitive prices; the failure of PE Films’ customers, who are subject to cyclical downturns, to achieve success or maintain market share could adversely impact its sales and operating margins; uncertain economic conditions in Brazil could adversely impact the financial condition, results of operations and cash flows of Flexible Packaging Films; and the other factors discussed in the reports Tredegar files with or furnishes to the SEC from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2015 Annual Report on Form 10-K/A (the “2015 Form 10-K”) filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC, including the 2015 Form 10-K.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2015 sales of $896 million. With approximately 2,800 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Sales	$208,533	$221,245	$415,867	$455,416
Other income (expense), net (a)	322	124	1,092	232
	208,855	221,369	416,959	455,648

Cost of goods sold (a)	169,830	183,754	332,882	373,185
Freight	7,066	7,743	14,067	15,068
Selling, R&D and general expenses (a)	24,744	26,165	49,583	47,123
Amortization of intangibles	990	1,040	1,946	2,123
Interest expense	947	893	2,032	1,778
Asset impairments and costs associated with exit and disposal activities, net of adjustments (a)	553	277	1,226	225
	204,130	219,872	401,736	439,502
Income before income taxes	4,725	1,497	15,223	16,146
Income taxes (c)	1,317	903	4,533	5,682
Net income	$3,408	$594	$10,690	$10,464

Earnings per share:
Basic	$0.10	$0.02	$0.33	$0.32
Diluted	$0.10	$0.02	$0.33	$0.32

Shares used to compute earnings per share:
Basic	32,716	32,609	32,685	32,546
Diluted	32,716	32,746	32,685	32,687

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net Sales
PE Films	$80,813	$91,959	$169,295	$198,316
Flexible Packaging Films	27,207	23,340	53,585	50,184
Aluminum Extrusions	93,447	98,203	178,920	191,848
Total net sales	201,467	213,502	401,800	440,348
Add back freight	7,066	7,743	14,067	15,068
Sales as shown in the Condensed Consolidated Statements of Income	$208,533	$221,245	$415,867	$455,416

Operating Profit
PE Films:
Ongoing operations	$4,318	$9,272	$14,553	$26,104
Plant shutdowns, asset impairments, restructurings and other (a)	(1,356)	(8)	(2,491)	(7)
Flexible Packaging Films:
Ongoing operations	(942)	(3,094)	1,090	(2,309)
Plant shutdowns, asset impairments, restructurings and other (a)	—	(251)	—	(185)
Aluminum Extrusions:
Ongoing operations	10,859	8,299	18,359	13,591
Plant shutdowns, asset impairments, restructurings and other (a)	(558)	(18)	(565)	(33)
Total	12,321	14,200	30,946	37,161
Interest income	51	82	88	171
Interest expense	947	893	2,032	1,778
Gain on investment accounted for under fair value method (b)	300	—	1,100	—
Stock option-based compensation costs	31	198	(7)	498
Corporate expenses, net (a)	6,969	11,694	14,886	18,910
Income before income taxes	4,725	1,497	15,223	16,146
Income taxes (c)	1,317	903	4,533	5,682
Net income	$3,408	$594	$10,690	$10,464

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30, 2016	December 31, 2015
Assets
Cash & cash equivalents	$27,497	$44,156
Accounts & other receivables, net	101,868	94,217
Income taxes recoverable	1,628	360
Inventories	66,680	65,325
Prepaid expenses & other	6,883	6,946
Total current assets	204,556	211,004
Property, plant & equipment, net	252,306	231,315
Goodwill & other intangibles, net	153,685	153,072
Other assets	31,050	27,869
Total assets	$641,597	$623,260
Liabilities and Shareholders’ Equity
Accounts payable	$82,337	$84,148
Accrued expenses	32,238	33,653
Total current liabilities	114,575	117,801
Long-term debt	94,000	104,000
Deferred income taxes	20,501	18,656
Other noncurrent liabilities	106,831	110,055
Shareholders’ equity	305,690	272,748
Total liabilities and shareholders’ equity	$641,597	$623,260

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2016	2015
Cash flows from operating activities:
Net income	$10,690	$10,464
Adjustments for noncash items:
Depreciation	13,847	15,872
Amortization of intangibles	1,946	2,123
Deferred income taxes	(3,563)	(3,990)
Accrued pension income and post-retirement benefits	5,759	6,258
Gain on investment accounted for under the fair value method	(1,100)	—
Loss on asset impairments and divestitures	339	—
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	(4,278)	(3,627)
Inventories	1,490	(2,956)
Income taxes recoverable/payable	(1,099)	(3,046)
Prepaid expenses and other	(737)	(847)
Accounts payable and accrued expenses	(5,554)	(3,938)
Other, net	405	3,050
Net cash provided by operating activities	18,145	19,363
Cash flows from investing activities:
Capital expenditures	(19,018)	(14,358)
Proceeds from the sale of assets and other	1,104	585
Net cash used in investing activities	(17,914)	(13,773)
Cash flows from financing activities:
Borrowings	28,500	59,000
Debt principal payments	(38,500)	(61,250)
Dividends paid	(7,213)	(6,536)
Debt financing costs	(2,508)	(78)
Proceeds from exercise of stock options and other	—	2,794
Net cash provided by (used) in financing activities	(19,721)	(6,070)
Effect of exchange rate changes on cash	2,831	(2,171)
Increase (decrease) in cash and cash equivalents	(16,659)	(2,651)
Cash and cash equivalents at beginning of period	44,156	50,056
Cash and cash equivalents at end of period	$27,497	$47,405

Notes to the Financial Tables
(Unaudited)
(a) Losses associated with plant shutdowns, asset impairments, restructurings and other charges for continuing operations in the second quarter and first six months of 2016 and 2015 are shown below and, unless otherwise noted, are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income.
Plant shutdowns, asset impairments, restructurings and other charges in the second quarter of 2016 include:

•
Pretax charges of $1.4 million associated with the consolidation of domestic PE Films’ manufacturing facilities, which includes severance and other employee-related costs of $0.4 million, asset impairments of $0.1 million, accelerated depreciation of $0.1 million (included in “Cost of goods sold” in the consolidated statements of income) and other facility consolidation-related expenses of $0.8 million ($0.7 million is included in “Cost of goods sold” in the consolidated statements of income);

•
Pretax charges of $0.6 million related to an explosion that occurred in the second quarter of 2016 at Aluminum Extrusions’ Newnan cast house (included in “Selling, R&D and general expenses” in the consolidated statements of income);

•	Pretax charges of $15,000 for severance and other employee-related costs associated with restructurings in PE Films; and

•	Pretax charges of $8,000 associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Plant shutdowns, asset impairments, restructurings and other charges in the first six months of 2016 include:

•
Pretax charges of $2.5 million associated with the consolidation of domestic PE Films’ manufacturing facilities, which includes severance and other employee-related costs of $0.7 million, asset impairments of $0.3 million, accelerated depreciation of $0.2 million (included in “Cost of goods sold” in the consolidated statements of income) and other facility consolidation-related expenses of $1.3 million ($1.1 million is included in “Cost of goods sold” in the consolidated statements of income);

•
Pretax charges of $0.6 million related to an explosion that occurred in the second quarter of 2016 at Aluminum Extrusions’ Newnan cast house (included in “Selling, R&D and general expenses” in the consolidated statements of income).

•
Pretax charges of $0.4 million associated with a non-recurring business development project (included in “Selling, R&D and general expenses” in the consolidated statements of income and “Corporate expenses, net” in the statement of net sales and operating profit by segment);

•	Pretax charges of $23,000 for severance and other employee-related costs associated with restructurings in PE Films; and

•	Pretax charges of $15,000 associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Plant shutdowns, asset impairments, restructurings and other charges in the second quarter of 2015 include:

•
Pretax charges of $3.9 million (included in “Selling, R&D and general expenses” in the consolidated statements of income and “Corporate expenses, net” in the statement of net sales and operating profit by segment) for severance and other employee-related costs associated with the resignation of the Company’s former chief executive and chief financial officers;

•	Pretax adjustment of $0.3 million for severance and other employee-related costs associated with restructurings in Flexible Packaging Films; and

•	Pretax charges of $18,000 associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Plant shutdowns, asset impairments, restructurings and other charges in the first six months of 2015 include:

•
Pretax charges of $3.9 million (included in “Selling, R&D and general expenses” in the consolidated statements of income and “Corporate expenses, net” in the statement of net sales and operating profit by segment) for severance and other employee-related costs associated with the resignation of the Company’s former chief executive and chief financial officers;

•	Pretax charge of $0.2 million for severance and other employee-related costs associated with restructurings in Flexible Packaging Films; and

•	Pretax charges of $33,000 associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.

(b)
An unrealized gain on the Company’s investment in kaleo, Inc. (“kaléo”) of $0.3 million and $1.1 million was recognized in the second quarter and first six months of 2016 (no unrealized gain (loss) in the first six months of 2015). The change in the estimated fair value of the Company’s holding in kaléo in the second quarter and first six months of 2016 was primarily associated with the negotiated terms of the termination of sanofi-aventis U.S. LLC’s exclusive rights license for Auvi-Q in North America and the return of such rights to kaléo. Projected future cash flows associated with relaunching the epinephrine auto-injector and reaching other product development and commercialization milestones are discounted at 45% for their high degree of risk.

(c)
Income taxes in the first six months of 2016 and 2015 included the partial reversal of a valuation allowance of $0.1 million and $0.3 million, respectively, related to the expected limitations on the utilization of assumed capital losses on certain investments that were recognized in prior years.

(d)	Net debt is calculated as follows:

(in millions)	June 30,	December 31,
	2016	2015
Debt	$94.0	$104.0
Less: Cash and cash equivalents	27.5	44.2
Net debt	$66.5	$59.8
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

(e) Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income and diluted earnings per share as reported under GAAP. Net income and earnings per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income or earnings per share from continuing operations as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing operations. A reconciliation of the pre-tax and post-tax balances attributed to net income from ongoing operations for the three and six months ended June 30, 2016 and 2015 are shown below in order to show the impact on the effective tax rate:

(in millions)	Pre-Tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended June 30, 2016	(a)	(b)		(b)/(a)
Net income reported under GAAP	$4.7	$1.3	$3.4	27.9%
Losses associated with plant shutdowns, asset impairments and restructurings	1.4	0.5	0.9
Losses from sale of assets and other	0.3	0.1	0.1
Net income from ongoing operations	$6.3	$1.9	$4.4	30.6%
Three Months Ended June 30, 2015
Net income reported under GAAP	$1.5	$0.9	$0.6	60.3%
Losses associated with plant shutdowns, asset impairments and restructurings	0.3	0.1	0.2
Losses from sale of assets and other	3.9	1.5	2.4
Net income from ongoing operations	$5.7	$2.5	$3.2	44.0%
Six Months Ended June 30, 2016
Net income reported under GAAP	$15.2	$4.5	$10.7	29.8%
Losses associated with plant shutdowns, asset impairments and restructurings	2.5	0.9	1.6
(Gains) losses from sale of assets and other	(0.2)	0.2	(0.4)
Net income from ongoing operations	$17.6	$5.6	$11.9	32.1%
Six Months Ended June 30, 2015
Net income reported under GAAP	$16.1	$5.7	$10.5	35.2%
Losses associated with plant shutdowns, asset impairments and restructurings	0.2	0.1	0.1
Losses from sale of assets and other	3.9	1.7	2.2
Net income from ongoing operations	$20.2	$7.5	$12.8	36.9%

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com

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